Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 10, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Exar Corporation’s Annual Report on Form 10-K for the year ended March 27, 2011.

/s/PricewaterhouseCoopers LLP

San Jose, California
February 27, 2012